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                                                                    EXHIBIT 10.1

                                 VF CORPORATION

                                AWARD CERTIFICATE

                                RESTRICTED STOCK

              NUMBER OF SHARES OF RESTRICTED STOCK AWARDED: 25,000

To: Eric C. Wiseman ("Participant")


I am pleased to advise you that you have been awarded the number of shares of Restricted Stock set forth above under VF Corporation's 1996 Stock Compensation Plan, as amended (the "1996 Plan"), subject to the terms and conditions set forth in the 1996 Plan and the attached Appendix.


                                       VF CORPORATION

                                       By: /s/ Mackey J. McDonald
                                       -----------------------------------------
                                       Mackey J. McDonald
                                       Chairman and Chief Executive Officer

Dated: March 1, 2006 ("Grant Date")

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                                 VF CORPORATION

                                   APPENDIX TO

                                AWARD CERTIFICATE

                        TERMS AND CONDITIONS RELATING TO
                                RESTRICTED STOCK

1. GRANT OF RESTRICTED STOCK.

      (a) GRANT OF RESTRICTED STOCK UNDER 1996 PLAN. Participant has been granted the shares of restricted stock (the "Restricted Stock") specified in the Award Certificate under VF Corporation's (the "Company's") 1996 Plan, copies of which have been provided to Participant. All of the terms, conditions, and other provisions of the 1996 Plan are hereby incorporated by reference into this document. Capitalized terms used in this document but not defined herein shall have the same meanings as in the 1996 Plan. If there is any conflict between the provisions of this document and the mandatory provisions of the 1996 Plan, the provisions of the 1996 Plan shall govern. By accepting the grant of the Restricted Stock, Participant agrees to be bound by all of the terms and provisions of the 1996 Plan (as presently in effect or later amended), the rules and regulations under the 1996 Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time. The Restricted Stock shall be issued promptly hereafter in Participant's name but shall be subject to all provisions of this Award Certificate.

      (b) CERTAIN RESTRICTIONS. One or more stock certificates evidencing the Restricted Stock shall be issued in the name of Participant but shall be held and retained by the Company until the restrictions set forth herein shall have lapsed. All such stock certificates shall bear the following legend:

      "The shares of Common Stock evidenced by this Certificate are subject to the terms and conditions of a Restricted Stock Award Certificate dated March 1, 2006, between the registered owner and VF Corporation; such shares are subject to forfeiture under the terms of said Award Certificate; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Agreement, a copy of which is available from VF Corporation upon request."

      Until the shares of Restricted Stock have become vested in accordance with Paragraph 1(e), the Restricted Stock shall be subject to a risk of forfeiture as provided in the 1996 Plan and this document. Until vested, such Restricted Stock will be nontransferable, as provided in the 1996 Plan and Paragraph 1(d), and Participant agrees that, upon request of the Company, he will deliver to the Company stock powers or other instruments of transfer or assignment, duly endorsed in blank with signature guaranteed, corresponding to each certificate for Restricted Stock or distributions thereon. If Participant shall fail to provide the Company with any such stock power or other instrument of transfer or assignment, Participant hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company. Participant is subject to the VF Code of Business Conduct and related policies on insider trading.

            (c) DIVIDENDS AND ADJUSTMENTS. Participant shall be entitled to receive with respect to the Restricted Stock all dividends and distributions payable on Common Stock (including for this purpose any forward stock split) if and to the extent that he is the record owner of such Restricted Stock on any record date

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for such a dividend or distribution and he has not forfeited such Restricted
Stock on or before the payment date for such dividend or distribution, subject to the following terms and conditions:

      (i) Regular Cash Dividends. All cash distributions payable with respect to the Restricted Stock shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of Participant.

      (ii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then the Common Stock issued or delivered as such dividend or distribution or resulting from such stock split will be deemed to be additional Restricted Stock.

      (iii) Adjustments. If the Company declares and pays a dividend or distribution on Common Stock that is not a regular cash dividend and not in the form of additional shares of Common Stock, or if there occurs any other event referred to in Article XI of the 1996 Plan, the Company shall retain any such dividend or distribution and the Committee shall adjust the number of shares of Restricted Stock in a manner that will prevent dilution or enlargement of Participant's rights with respect to the Restricted Stock, in an equitable manner determined by the Committee. In addition, the Committee may vary the treatment of any dividend or distribution as specified under Section 1(c)(i), (ii) or (iii), in its discretion.

      (iv) Risk of Forfeiture of Restricted Stock Resulting from Dividends and Adjustments. Shares of Restricted Stock that directly or indirectly result from dividends or distributions on or adjustments to a share of Restricted Stock shall be subject to the same risk of forfeiture as applies to the granted Restricted Stock.

      (v) Fractional Shares. No fractional shares shall be issued under this Agreement. The Company will determine how to treat any fractional share or amounts that would be deemed invested in a fractional share hereunder.

      (d) NON-TRANSFERABILITY. Until the Restricted Stock has become vested, neither Participant nor any beneficiary shall have the right to, directly or indirectly, donate, sell, alienate, assign, transfer, pledge, anticipate, or encumber (except by reason of death) any shares of Restricted Stock, nor shall any such shares of Restricted Stock be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Participant or any beneficiary, or to the debts, contracts, liabilities, engagements, or torts of Participant or any beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of Participant or any beneficiary, or any legal process.

      (e) VESTING AND FORFEITURE. The Restricted Stock will vest on March 1, 2011 (the "Stated Vesting Date") if both of the following conditions are met, except as otherwise provided herein: (i) the Company has positive earnings in the fiscal year 2006, and (ii) the Participant continues to be an employee of the Company through the Stated Vesting Date. If the foregoing conditions are met and the Restricted Stock vests, all restrictions on the Restricted Stock shall lapse and all shares of Common Stock representing the Restricted Stock shall be delivered to Participant free of restrictions. If the Company fails to have positive earnings in the fiscal year 2006, the Restricted Stock shall be canceled and forfeited and Participant shall have no further rights hereunder. Except to the extent set forth in this Paragraph 1(e), upon Participant's Termination of Employment prior to the vesting of the Restricted Stock, all Restricted Stock shall be canceled and forfeited and Participant shall have no further rights hereunder. If Termination of Employment is due to Participant's death or Disability (as defined below), a Pro Rata Portion (as defined below) of Participant's Restricted Stock shall vest at the date of Termination of Employment, and delivery of the Pro Rata Portion of Restricted Stock free of any restrictions shall occur as promptly as practicable following Termination of Employment due to death or Disability. Certificates representing the shares of vested Restricted Stock shall be delivered promptly to Participant, or delivery of such shares shall be made to Participant's broker or in such other commercially

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reasonable manner as the Company may determine, within ten business days after the Restricted Stock becomes vested.

      (f) CERTAIN DEFINITIONS. The following definitions apply for purposes of this Agreement:

      (i) "Disability" means (A), if Participant has an Employment Agreement defining "Disability," the definition under such Employment Agreement, or (B), if Participant has no Employment Agreement defining "Disability," Participant's incapacity due to physical or mental illness resulting in Participant's absence from his or her duties with the Company on a full-time basis for 26 consecutive weeks, and, within 30 days after written notice of termination has been given by the Company, Participant has not returned to the full-time performance of his or her duties.

      (ii) "Pro Rata Portion" means a fraction the numerator of which is the number of days that have elapsed from the Grant Date to the date of Participant's Termination of Employment and the denominator of which is the number of days from the Grant Date to the Stated Vesting Date.

      (iii) "Termination of Employment" means Participant's termination of employment with the Company or any of its subsidiaries or affiliates in circumstances in which, immediately thereafter, Participant is not employed by the Company or any of its subsidiaries or affiliates. Service as a non-employee director shall not be treated as employment for purposes of this Agreement.

      (g) COMPLIANCE WITH CODE SECTION 409A. The Restricted Stock is intended to be exempt from Section 409A of the Internal Revenue Code. The Participant will be subject to federal income taxation no later than the Stated Vesting Date, regardless of any delay in delivery of the share certificate thereafter.

2.TAXES.

      (a) If Participant properly elects, within thirty (30) days of the date of this Agreement, to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Grant Date) of the Restricted Stock, Participant shall make arrangements satisfactory to the Committee to pay to the Company in 2006 any federal, state or local income taxes required to be withheld with respect to such shares. If Participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

      (b) If Participant does not make the election described in Paragraph 2(a) above, Participant shall, no later than the date as of which the restrictions referred to in Paragraph 1(e) hereof shall lapse, pay to the Company, or make arrangements satisfactory to the Company for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock. Unless, at least 90 days before the Stated Vesting Date or any earlier applicable vesting date, Participant has made separate arrangements satisfactory to the Company for the payment such mandatory withholding taxes, the Company will withhold from the share to be delivered upon vesting the number of whole shares having a Fair Market Value nearest to but not exceeding the amount of such mandatory withholding taxes.

3. MISCELLANEOUS.

      (a) BINDING EFFECT; WRITTEN AMENDMENTS. The terms and conditions set forth in this document shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate and this document constitute the entire agreement between the parties with respect to the Restricted Stock and

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supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this document which may impose any additional obligation upon the Company or materially impair the rights of Participant with respect to the Restricted Stock shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant's rights are materially impaired thereby, by Participant.

      (b) NO PROMISE OF EMPLOYMENT. The Restricted Stock and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as an officer, employee or director of the Company or its subsidiaries for any period of time, or at any particular rate of compensation.

      (c) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina, and applicable federal law.

      (d) NOTICES. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President -- Administration, and any notice to Participant shall be addressed to Participant at Participant's address as then appearing in the records of the Company.

      (e) SHAREHOLDER RIGHTS. Except as otherwise provided in this Agreement, Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock.

      (f) VOLUNTARY PARTICIPATION. Participant's participation in the Plan is voluntary. The value of the Restricted Stock is an extraordinary item of compensation. As such, the Restricted Stock is not part of normal or expected compensation for purposes of calculating any severance, change in control payments, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.